News from The Chubb Corporation

The Chubb Corporation
15 Mountain View Road • P.O. Box 1615
Warren, New Jersey 07061-1615
Telephone: 908-903-2000
FOR IMMEDIATE RELEASE
Chubb Reports Third Quarter Net Income per Share of $0.73;
Operating Income per Share Is $0.93;
Combined Ratio Is 98.1%

2008 Operating Income per Share Guidance
Is Revised to Range of $5.45 to $5.55
     WARREN, New Jersey, October 23, 2008 — The Chubb Corporation [NYSE: CB] today reported that net income in the third quarter of 2008 was $264 million or $0.73 per share, compared to $738 million or $1.87 per share in the third quarter of 2007. Net income for the third quarter of 2008 reflects net realized investment losses, including impairments, of $113 million before tax ($0.20 per share after-tax). Net income for the third quarter of 2007 includes net realized investment gains of $117 million before tax ($0.19 per share after-tax).
     Operating income, which the company defines as net income excluding after-tax realized investment gains and losses, declined to $338 million from $662 million in the third quarter of 2007. Operating income per share declined 45% to $0.93 from $1.68.
     Total net written premiums for the third quarter decreased 1% to $2.9 billion. Premiums were down 4% in the U.S. and up 8% outside the U.S. (4% in local currencies).
     The third quarter combined loss and expense ratio was 98.1% in 2008, compared to 81.6% in 2007. The impact of catastrophes in the third quarter of 2008 accounted for 13.6 percentage points of the combined ratio and was principally related to Hurricane Ike, including Chubb’s estimated share of the assessment from the Texas Windstorm Insurance Association. In the third quarter of 2007, the impact of catastrophes accounted for 2.0 points. Excluding catastrophe losses, the third quarter combined ratio was 84.5% in 2008 and 79.6% in 2007. The expense ratio for the third quarter was 30.2% in 2008 and 29.8% in 2007.
     Property and casualty investment income after taxes for the third quarter increased 1% to $327 million in 2008 from $324 million in 2007.

     During the third quarter, Chubb repurchased 5,914,324 shares of its common stock at a total cost of $284 million. As of September 30, 2008, there were 3,400,882 shares of common stock remaining under the current repurchase authorization.
     “Obviously, losses from Hurricane Ike had a major adverse effect on our third quarter results,” said John D. Finnegan, Chairman, President and Chief Executive Officer. “However, despite these substantial catastrophe losses, we were still able to generate over $300 million in operating income, reflecting the continuing underlying strength of all our business units in a challenging environment. In addition, we were especially pleased with the performance of our high-quality investment portfolio in a period of unprecedented financial market turmoil.”
Nine-Month Results
     For the first nine months of 2008, net income was $1.4 billion or $3.78 per share, compared with $2.2 billion or $5.33 per share for the first nine months of 2007. Net income for the first nine months of 2008 reflects net realized investment losses, including impairments, of $121 million before tax ($0.21 per share after-tax). Net income for the first nine months of 2007 includes net realized investment gains of $328 million before tax ($0.52 per share after-tax).
     Operating income for the first nine months of 2008 totaled $1.5 billion or $3.99 per share, compared with $1.9 billion or $4.81 per share for the first nine months of 2007.
     Total net written premiums for the first nine months remained flat at $8.9 billion. Premiums declined 3% in the U.S. and increased 11% outside the U.S. (4% in local currencies).
     The combined loss and expense ratio for the first nine months was 90.2% in 2008, compared to 82.6% in 2007. The impact of catastrophes in the first nine months of 2008 accounted for 6.9 percentage points of the combined ratio, compared to 2.8 points in the first nine months of 2007. The expense ratio for the first nine months was 30.2% in 2008 and 29.9% in 2007.
     Property and casualty investment income after taxes for the first nine months increased 4% to $981 million in 2008 from $942 million in 2007.
     During the first nine months, Chubb repurchased 22,711,788 shares of its common stock at a total cost of $1.1 billion.

Revised Guidance
     “We are revising our 2008 calendar year operating income per share guidance to a range of $5.45 to $5.55 from the $5.70 to $6.10 range we provided in July,” said Mr. Finnegan. “This revised guidance is based on operating income per share of $3.99 in the first nine months and our forecast range of $1.46 to $1.56 for the fourth quarter.
     “The fourth quarter forecast assumes 2 percentage points of catastrophe losses in the quarter,” said Mr. Finnegan. “This brings our catastrophe loss assumption for the year to 5.7 points, versus the assumption of 4 points in our July guidance. This higher catastrophe assumption, driven by the adverse effect of Hurricane Ike losses in the third quarter, accounts for virtually all of the downward revision in our 2008 full-year earnings guidance.”
     Guidance and related assumptions are subject to the risks outlined in the company’s forward-looking information safe harbor statement below.
Third Quarter Operations Review
     Chubb Personal Insurance (CPI) net written premiums grew 2% in the third quarter to $1.0 billion. CPI’s combined ratio for the quarter was 100.7%, compared to 83.3% in the third quarter of 2007. Catastrophe losses for the quarter accounted for 16.3 percentage points in 2008 and 5.2 points in 2007.
     Net written premiums for Homeowners declined 2%, and the combined ratio was 102.9%. Personal Automobile net written premiums declined 4%, and the combined ratio was 85.7%. Other Personal lines grew 23% and had a combined ratio of 105.8%.
     Chubb Commercial Insurance (CCI) net written premiums declined 2% in the third quarter to $1.2 billion. The combined ratio for the quarter was 106.0% in 2008 and 84.4% in 2007. Catastrophe losses accounted for 19.9 percentage points in the third quarter of 2008 and 0.8 percentage points in the third quarter of 2007.
     Average third quarter renewal rates in the U.S. were down 4% for CCI, which retained 86% of the U.S. premiums that came up for renewal. In the U.S., the ratio of new to lost business was 1.1 to 1.
     Chubb Specialty Insurance (CSI) net written premiums declined 2% in the third quarter to $709 million. The combined ratio was 82.3%, compared to 76.3% in the third quarter of 2007.

     Professional Liability (PL) net written premiums declined 5%, and the business had a combined ratio of 84.3%. Average third quarter renewal rates in the U.S. were down 2% for PL, which retained 87% of the U.S. premiums that came up for renewal. In the U.S., the ratio of new to lost business was 1.1 to 1.
     Surety net written premiums grew 16%, and the combined ratio was 65.0%.
Webcast Conference Call to be Held Today at 5 P.M.
     Chubb’s senior management will discuss the company’s third quarter performance with investors and analysts today, October 23rd, at 5 P.M. Eastern Daylight Time. The conference call will be webcast live on the Internet at http://www.chubb.com and archived later in the day for replay.
About Chubb
     Founded in 1882, the Chubb Group of Insurance Companies provides property and casualty insurance for personal and commercial customers worldwide through 8,500 independent agents and brokers. Chubb’s global network includes branches and affiliates throughout North America, Europe, Latin America, Asia and Australia.
     Chubb’s Supplementary Investor Information Report has been posted on its Internet site at http://www.chubb.com.
     All financial results in this release and attachments are unaudited.

For further information contact:	Investors:	Glenn A. Montgomery
(908) 903-2365

	Media:	Mark E. Greenberg
(908) 903-2682

Definitions of Key Terms
Operating Income
Operating income, a non-GAAP financial measure, is net income excluding after-tax realized investment gains and losses. Management uses operating income, among other measures, to evaluate its performance because the realization of investment gains and losses in any given period is largely discretionary as to timing and can fluctuate significantly, which could distort the analysis of trends.
Underwriting Income (Loss)
Management evaluates underwriting results separately from investment results. The underwriting operations consist of four separate business units: personal insurance, commercial insurance, specialty insurance and reinsurance assumed. Performance of the business units is measured based on statutory underwriting results. Statutory accounting principles applicable to property and casualty insurance companies differ in certain respects from generally accepted accounting principles (GAAP). Under statutory accounting principles, policy acquisition and other underwriting expenses are recognized immediately, not at the time premiums are earned. Statutory underwriting income (loss) is arrived at by reducing premiums earned by losses and loss expenses incurred and statutory underwriting expenses incurred.
Management uses underwriting results determined in accordance with GAAP, among other measures, to assess the overall performance of the underwriting operations. To convert statutory underwriting results to a GAAP basis, policy acquisition expenses are deferred and amortized over the period in which the related premiums are earned. Underwriting income (loss) determined in accordance with GAAP is defined as premiums earned less losses and loss expenses incurred and GAAP underwriting expenses incurred.
Property and Casualty Investment Income After Income Tax
Management uses property and casualty investment income after income tax, a non-GAAP financial measure, to evaluate its investment performance because it reflects the impact of any change in the proportion of the investment portfolio invested in tax exempt securities and is therefore more meaningful for analysis purposes than investment income before income tax.
Book Value per Common Share with Available-for-Sale Fixed Maturities at Amortized Cost
Book value per common share represents the portion of consolidated shareholders’ equity attributable to one share of common stock outstanding as of the balance sheet date. Consolidated shareholders’ equity includes, as part of accumulated other comprehensive income, the after-tax appreciation or depreciation on the Corporation’s available-for-sale fixed maturities, which are carried at fair value. The appreciation or depreciation on available-for-sale fixed maturities is subject to fluctuation due to changes in interest rates and therefore could distort the analysis of trends. Management believes that book value per common share with available-for-sale fixed maturities at amortized cost, a non-GAAP financial measure, is an important measure of the underlying equity attributable to one share of common stock.
Combined Loss and Expense Ratio or Combined Ratio
The combined loss and expense ratio, expressed as a percentage, is the key measure of underwriting profitability. Management uses the combined loss and expense ratio calculated in accordance with statutory accounting principles applicable to property and casualty insurance companies to evaluate the performance of the underwriting operations. It is the sum of the ratio of losses and loss expenses to premiums earned (loss ratio) plus the ratio of statutory underwriting expenses to premiums written (expense ratio) after reducing both premium amounts by dividends to policyholders.

FORWARD-LOOKING INFORMATION
     Certain statements in this document are “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995 (PSLRA). These forward-looking statements are made pursuant to the safe harbor provisions of the PSLRA and include statements regarding management’s 2008 operating income per share guidance and related assumptions. Forward-looking statements are made based upon management’s current expectations and beliefs concerning trends and future developments and their potential effects on Chubb. These statements are not guarantees of future performance. Actual results may differ materially from those suggested by forward-looking statements as a result of risks and uncertainties, which include, among others, those discussed or identified from time to time in Chubb’s public filings with the Securities and Exchange Commission and those associated with:
•	global political conditions and the occurrence of terrorist attacks, including any nuclear, biological, chemical or radiological events;

•	the effects of the outbreak or escalation of war or hostilities;

•	premium pricing and profitability or growth estimates overall or by lines of business or geographic area, and related expectations with respect to the timing and terms of any required regulatory approvals;

•	adverse changes in loss cost trends;

•	the ability to retain existing business;

•	our expectations with respect to cash flow and investment income and with respect to other income;

•	the adequacy of loss reserves, including:
—	our expectations relating to reinsurance recoverables;

—	the willingness of parties, including us, to settle disputes;

—	developments in judicial decisions or regulatory or legislative actions relating to coverage and liability, in particular, for asbestos, toxic waste and other mass tort claims;

—	development of new theories of liability;

—	our estimates relating to ultimate asbestos liabilities;

—	the impact from the bankruptcy protection sought by various asbestos producers and other related businesses; and

—	the effects of proposed asbestos liability legislation, including the impact of claims patterns arising from the possibility of legislation and those that may arise if legislation is not passed;
•	the availability and cost of reinsurance coverage;

•	the occurrence of significant weather-related or other natural or human-made disasters, particularly in locations where we have concentrations of risk;

•	the impact of economic factors on companies on whose behalf we have issued surety bonds, and in particular, on those companies that file for bankruptcy or otherwise experience deterioration in creditworthiness;

•	the effects of disclosures by, and investigations of, companies relating to possible accounting irregularities, practices in the financial services industry, investment losses or other corporate governance issues, including:
—	claims and litigation arising out of stock option “backdating,” “spring loading” and other equity grant practices by public companies;

—	the effects on the capital markets and the markets for directors and officers and errors and omissions insurance;

—	claims and litigation arising out of actual or alleged accounting or other corporate malfeasance by other companies;

—	claims and litigation arising out of practices in the financial services industry;

—	claims and litigation relating to uncertainty in the credit and broader financial markets; and

—	legislative or regulatory proposals or changes;
•	the effects of changes in market practices in the U.S. property and casualty insurance industry, in particular contingent commissions and loss mitigation and finite reinsurance arrangements, arising from any legal or regulatory proceedings, related settlements and industry reform, including changes that have been announced and changes that may occur in the future;

•	the impact of legislative and regulatory developments on our business, including those relating to terrorism and catastrophes;

•	any downgrade in our claims-paying, financial strength or other credit ratings;

•	the ability of our subsidiaries to pay us dividends;

•	general economic and market conditions including:
—	changes in interest rates, market credit spreads and the performance of the financial markets;

—	currency fluctuations;

—	the effects of inflation;

—	changes in domestic and foreign laws, regulations and taxes;

—	changes in competition and pricing environments;

—	regional or general changes in asset valuations;

—	the inability to reinsure certain risks economically; and

—	changes in the litigation environment; and
•	our ability to implement management’s strategic plans and initiatives.
     Chubb assumes no obligation to update any forward-looking information set forth in this document, which speak as of the date hereof.

THE CHUBB CORPORATION
SUPPLEMENTARY FINANCIAL DATA
(Unaudited)

	Periods Ended September 30
	Third Quarter		Nine Months
	2008	2007	2008	2007
		(in millions)
PROPERTY AND CASUALTY INSURANCE
Underwriting
Net Premiums Written	$2,900	$2,938	$8,883	$8,863
Decrease in Unearned Premiums	64	40	43	64

Premiums Earned	2,964	2,978	8,926	8,927

Losses and Loss Expenses	2,006	1,541	5,339	4,693
Operating Costs and Expenses	871	874	2,669	2,649
Decrease (Increase) in Deferred Policy Acquisition Costs	7	(11)	(29)	(64)
Dividends to Policyholders	11	5	29	13

Underwriting Income	69	569	918	1,636

Investments
Investment Income Before Expenses	418	413	1,254	1,201
Investment Expenses	7	8	23	25

Investment Income	411	405	1,231	1,176

Other Income (Charges)	4	(1)	7	3

Property and Casualty Income	484	973	2,156	2,815

CORPORATE AND OTHER	(53)	(43)	(159)	(108)

CONSOLIDATED OPERATING INCOME BEFORE INCOME TAX	431	930	1,997	2,707

Federal and Foreign Income Tax	93	268	521	763

CONSOLIDATED OPERATING INCOME	338	662	1,476	1,944

REALIZED INVESTMENT GAINS (LOSSES) AFTER INCOME TAX	(74)	76	(79)	213

CONSOLIDATED NET INCOME	$264	$738	$1,397	$2,157

PROPERTY AND CASUALTY INVESTMENT INCOME AFTER INCOME TAX	$327	$324	$981	$942

	Periods Ended September 30
	Third Quarter		Nine Months
	2008	2007	2008	2007
OUTSTANDING SHARE DATA
(in millions)
Average Common and Potentially Dilutive Shares	362.3	393.6	369.2	404.5
Actual Common Shares at End of Period	355.7	383.8	355.7	383.8

DILUTED EARNINGS PER SHARE DATA
Operating Income	$.93	$1.68	$3.99	$4.81
Realized Investment Gains (Losses)	(.20)	.19	(.21)	.52

Net Income	$.73	$1.87	$3.78	$5.33

Effect of Catastrophes	$(.72)	$(.10)	$(1.09)	$(.40)

	Sept. 30	Dec. 31	Sept. 30
	2008	2007	2007

BOOK VALUE PER COMMON SHARE	$38.25	$38.56	$37.12

BOOK VALUE PER COMMON SHARE,
with Available-for-Sale Fixed Maturities at Amortized Cost	39.14	37.87	36.93
PROPERTY AND CASUALTY UNDERWRITING RATIOS
PERIODS ENDED SEPTEMBER 30

	Third Quarter		Nine Months
	2008	2007	2008	2007
Losses and Loss Expenses to Premiums Earned	67.9%	51.8%	60.0%	52.7%
Underwriting Expenses to Premiums Written	30.2	29.8	30.2	29.9

Combined Loss and Expense Ratio	98.1%	81.6%	90.2%	82.6%

Effect of Catastrophes on Combined Loss and Expense Ratio	13.6%	2.0%	6.9%	2.8%
PROPERTY AND CASUALTY LOSSES AND LOSS EXPENSES COMPONENTS
PERIODS ENDED SEPTEMBER 30

	Third Quarter		Nine Months
	2008	2007	2008	2007
	(in millions)
Paid Losses and Loss Expenses	$1,633	$1,498	$4,546	$4,333
Increase in Unpaid Losses and Loss Expenses	373	43	793	360

Total Losses and Loss Expenses	$2,006	$1,541	$5,339	$4,693

PROPERTY AND CASUALTY PRODUCT MIX

	Net Premiums Written			Combined Loss and
			% Increase	Expense Ratios
	2008	2007	(Decrease)	2008	2007
	(in millions)
NINE MONTHS ENDED SEPTEMBER 30

Personal Insurance
Automobile	$457	$472	(3)%	88.5%	89.6%
Homeowners	1,859	1,831	2	85.8	77.2
Other	571	489	17	100.5	95.3

Total Personal	2,887	2,792	3	89.1	82.6

Commercial Insurance
Multiple Peril	915	926	(1)	87.0	81.1
Casualty	1,281	1,300	(1)	94.6	95.1
Workers’ Compensation	666	686	(3)	80.5	76.0
Property and Marine	957	909	5	116.0	85.4

Total Commercial	3,819	3,821	—	95.6	85.9

Specialty Insurance
Professional Liability	1,847	1,893	(2)	84.0	83.7
Surety	276	257	7	76.1	31.5

Total Specialty	2,123	2,150	(1)	83.2	78.3

Total Insurance	8,829	8,763	1	90.5	83.0

Reinsurance Assumed	54	100	(46)	*	*

Total	$8,883	$8,863	—	90.2	82.6

QUARTERS ENDED SEPTEMBER 30

Personal Insurance
Automobile	$154	$161	(4)%	85.7%	91.1%
Homeowners	646	657	(2)	102.9	76.8
Other	195	159	23	105.8	99.0

Total Personal	995	977	2	100.7	83.3

Commercial Insurance
Multiple Peril	308	313	(2)	103.6	73.4
Casualty	385	403	(4)	99.8	98.4
Workers’ Compensation	205	205	—	81.3	79.4
Property and Marine	280	283	(1)	133.3	79.5

Total Commercial	1,178	1,204	(2)	106.0	84.4

Specialty Insurance
Professional Liability	617	647	(5)	84.3	81.8
Surety	92	79	16	65.0	30.8

Total Specialty	709	726	(2)	82.3	76.3

Total Insurance	2,882	2,907	(1)	98.4	82.1

Reinsurance Assumed	18	31	(42)	*	*

Total	$2,900	$2,938	(1)	98.1	81.6

*	Combined loss and expense ratios are no longer presented for Reinsurance Assumed since this business is in run-off.